Registration No. 333-6803      As filed with the Commission on December 30, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------


                        First Allen Parish Bancorp, Inc.
             (Exact Name of Registrant as Specified in its Charter)
         Delaware                                            72-1331593
    (State of Incorporation)                   (IRS Employer Identification No.)
                              222 South 10th Street
                            Oakdale, Louisiana 71463
              (Address of Principal Executive Offices and Zip Code)

                           ---------------------------


      First Allen Parish Bancorp, Inc. 1998 Stock Option and Incentive Plan
         First Allen Parish Bancorp, Inc. Recognition and Retention Plan
                            (Full Title of the Plans)

                                   Copies to:
        Charles L. Galligan                       Robert I. Lipsher, Esquire
President and Chief Executive Officer       Luse Lehman Gorman Pomerenk & Schick
   First Allen Parish Bancorp, Inc.               A Professional Corporation
       222 South 10th Street                   5335 Wisconsin Ave., N.W., #400
      Oakdale, Louisiana 71463                     Washington, D.C.  20015
          (318) 335-2031                                (202) 274-2000
     (Name, Address and Telephone
      Number of Agent for Service)

                           ---------------------------


         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

                                          CALCULATION OF REGISTRATION FEE


  Title of Securities      Amount to be        Proposed                 Proposed           Amount of
   to be Registered       Registered (1)        Maximum                  Maximum        Registration Fee
                                            Offering Price Per      Aggregate Offering
                                                 Share                    Price

 Common Stock, par
 value $.01 per share    26,450 shares (2)      $23.57(3)                $623,427              $--
 Common Stock, par
 value $.01 per share    10,580 shares (4)      $18.25(3)                $193,085              $--
         Total           37,030 shares                                   $816,512              $300

 -------------
(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the First Allen Parish Bancorp, Inc. 1998 Stock Option and Incentive Plan (the "1998 Stock Option Plan"), and the First Allen Parish Bancorp, Inc. Recognition and Retention Plan (the "Recognition and Retention Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of First Allen Parish Bancorp, Inc. pursuant to 17 C.F.R. ss. 230.416(a).
(2) Represents the number of shares currently reserved for issuance pursuant to the 1998 Stock Option Plan. (3) Determined by the exercise price of $24.50 for the 22,483 options granted pursuant to Rule 457(h)(1) and the average of the bid and asked prices of $18.25 for the other shares registered pursuant to Rule 457(c) and (h)(1). (4) Represents the number of shares currently reserved for issuance pursuant to the Recognition and Retention Plan.



                      ------------------------------------


     This   Registration   Statement  shall  become  effective  upon  filing  in
accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. ss. 230.462.

PART I.

Items 1 and 2. Plan Information and Registrant Information and Employee Plan Annual Information

     The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the First Allen Parish Bancorp, Inc.
1998 Stock Option and Incentive Plan and the First Allen Parish Bancorp, Inc. Recognition and Retention Plan (collectively the "Plans") as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

     Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3.  Incorporation of Documents by Reference

     The following documents previously or concurrently filed by First Allen Parish Bancorp, Inc. (the "Company") with the Commission are hereby incorporated by reference in this Registration Statement:

(a) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 (File No. 0- 21165) filed pursuant to Rule 13a-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(b) all other reports filed by the Company pursuant to Section 12 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above;

(c) the Company's definitive Proxy Statement for its Annual Meeting of Stockholders held on April 30, 1998;

(d) the description of the common stock, par value $.01 per share, of the Company contained in the Company's Registration Statement on Form SB-2 (File No. 333-6803) filed with the Commission on June 25, 1996 and all amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

     The Company shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Charles
L. Galligan, President and Chief Executive Officer, First Allen Parish Bancorp, Inc., 222 South 10th Street, Oakdale, Louisiana 71463, telephone number (318) 335-2031.

     All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities

     Not applicable.

Item 5.  Interests of Named Experts and Counsel

         None.

Item 6.  Indemnification of Directors and Officers

                  Article   ELEVENTH   of  the   Registrant's   Certificate   of
Incorporation provides for the following indemnification for Directors and Officers.

     ELEVENTH: A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, including, without limitation, any Subsidiary (as defined in Article EIGHTH herein), partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. The right to indemnification conferred in Section A of this Article ELEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication"), that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article ELEVENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     C. If a claim under Section A or B of this Article ELEVENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit.

In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article ELEVENTH or otherwise shall be on the Corporation.

     D. The rights to indemnification and to the advancement of expenses conferred in this Article ELEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

     E. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     F. The Corporation may, to the extent authorized from time to time by a majority vote of the Disinterested Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Item 7.  Exemption From Registration Claimed.

         Not applicable.

Item 8.  List of Exhibits.

Regulation S-K                                                                         Reference to Prior Filing or
Exhibit Number                      Document                                           Exhibit No. Attached Hereto
--------------                      --------                                           ----------------------------

    3.1              Certificate of Incorporation of First Allen Parish Bancorp, Inc.            *

    3.2              Bylaws of First Allen Parish Bancorp, Inc.                                  *

     4               Specimen form of common stock certificate
                     of First Allen Parish Bancorp, Inc.                                         *

     5               Opinion of Luse Lehman Gorman Pomerenk
                     & Schick, P.C.                                                      Attached as Exhibit 5

   10.1              First Allen Parish Bancorp, Inc. 1998 Stock Option                       **
                     and Incentive Plan

    10.2             First Allen Parish Bancorp, Inc. Recognition and Retention Plan          **

   23.1              Consent of Luse Lehman Gorman Pomerenk
                     & Schick, P.C.                                                      Contained in Exhibit 5

   23.2              Consent of Kolder, Champagne, Slaven                                Attached as Exhibit 23.2
                     & Rainey, LLC

    24               Power of Attorney                                                 Contained on Signature Page


* Filed as exhibits to the Registrant's Registration Statement on Form SB-2 (File No. 333-6803) filed with the Commission on June 25, 1996 pursuant to
     Section 5 of the Securities Act of 1933 and all amendments thereto or reports filed for the purpose of updating such description. All of such previously filed documents are hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K.

** Filed as exhibits to the Registrant's Proxy Statement relating to the Registrant's April 30, 1998 annual meeting of stockholders, filed with the Commission on March 31, 1998, which is incorporated herein by reference.



Item 9.  Undertakings

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the Registration Statement not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the 1998 Stock Option and Incentive Plan and the Recognition and Retention Plan; and

     4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  EXHIBIT INDEX


Exhibit Number                      Description
--------------                      -----------


         5 Opinion of Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation as to the legality of the Common Stock registered hereby.

         23.1              Consent of Luse Lehman Gorman Pomerenk & Schick,
                           A Professional Corporation (contained in the opinion included as Exhibit 5)

         23.2              Consent of Kolder, Champagne, Slaven & Rainey, LLC

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakdale, State of Louisiana, on this 28th day of December, 1998.

                                   First Allen Parish Bancorp, Inc.

                                   ---------------------------------------------
                                   By:     /s/ Charles L. Galligan
                                           Charles L. Galligan
                                           President and Chief Executive Officer
                                           (Duly Authorized Representative)


     POWER OF ATTORNEY

     We, the undersigned directors and officers of First Allen Parish Bancorp, Inc. (the "Company") hereby severally constitute and appoint Charles L. Galligan as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Charles L. Galligan may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-8, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Charles L. Galligan shall do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the date indicated.



By:    /s/ Charles L. Galligan                   By:    /s/ James E. Riley
       --------------------------                       ------------------------
       Charles L. Galligan, President and               James E. Riley, Director
          Chief Executive Officer
       (Principal Executive Officer)

Date:  December 28, 1998                         Date: December 28, 1998

By:    /s/ Betty Jean Parker                     By:    /s/ Leslie A. Smith
       --------------------------                       ------------------------
       Betty J. Parker, Treasurer                       Leslie A. Smith,
       (Principal Accounting                            Corporate Secretary and
        and Financial Officer)                          Director

Date:  December 28, 1998                         Date: December 28, 1998

By:    /s/ Dr. James D. Sandefur                 By:    /s/ J. C. Smith
       --------------------------                       ------------------------
       Dr. James D. Sandefur,                           J. C. Smith,  Director
       Chairman of the Board

Date:  December 28, 1998                         Date: December 28, 1998


By:    /s/ Jesse Boyd, Jr.
       --------------------------
       Jesse Boyd, Jr., Director

Date:  December 28, 1998